CONSENT OF INDEPENDENT ACCOUNTS


We hereby consent ot the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Bancorp Connecticut, Inc., which is incorporated by reference in Bancorp Connecticut's Annual Report on Form 10-K for the year ended December 31, 1998.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Hartford, Connecticut
February 18, 2000